Exhibit 21.1

Subsidiaries of NewPage Holding Corporation

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

NewPage Corporation	Delaware

Subsidiaries of NewPage Corporation

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Chillicothe Paper Inc.	Delaware

Escanaba Paper Company	Michigan

Luke Paper Company	Delaware

NewPage Energy Services LLC	Delaware

Rumford Falls Power Company	Maine

Rumford Cogeneration Inc.	Delaware

Rumford Paper Company	Delaware

Upland Resources Inc.	West Virginia

Wickliffe Paper Company LLC	Delaware